EXHIBIT 99.1

CONTACTS:	Charles Cimitile
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

SPAR GROUP REPORTS RESULTS

FOR 2007 FIRST QUARTER

        TARRYTOWN, NY—May 7, 2007—SPAR Group, Inc. (NASDAQ:SGRP) today reported results for the first quarter ended March 31, 2007.

        Net revenues for the 2007 first quarter amounted to $15.4 million, compared with $15.8 million a year ago. Last year included an additional one quarter of revenue, or approximately $1.3 million, from the company's Japan joint venture in connection with its change to a calendar reporting year, as well as approximately $770,000 from the termination of a customer service agreement.

        The company recorded a net loss of $509,000, equal to $0.03 per share, for the 2007 first quarter, compared with net income of $777,000, or $0.04 per share, a year ago. Net income for the prior year included two material items, approximately $770,000 from the termination of a customer service agreement and $175,000 in connection with settlement of a vendor lawsuit.

        Selling, general and administrative expenses for the 2007 first quarter increased to $5.2 million from $5.1 million last year. The prior year included an additional one quarter of expense, or approximately $544,000, from the company's Japan joint venture.

        Robert G. Brown, SPAR Group's chairman and chief executive officer, said, "Domestically, we continue to face a challenging environment. We are hopeful that with our new customers and our current business prospects, domestic results will improve by year end," Brown said. "Internationally, we will continue our efforts to expand, and we hope to improve our profits. We will continue to invest in technology such as RFID that we believe will have a positive impact on the company's long-term future. We are building a foundation and believe SPAR Group is well positioned in the markets we serve, both domestically and internationally."

        During the 2007 first quarter, SPAR Group announced the further expansion of its international presence, entering New Zealand to complement its existing operation in Australia, which was established in 2006.

        SPAR Group said international revenue for the 2007 first quarter rose to $7.0 million from $5.0 million last year. The $5.0 million included an additional one quarter of revenue, or approximately $1.3 million in 2006 from the company's Japan joint venture. SPAR Group reported a net loss from international operations of $118,000, compared with a net loss of $44,000 for first quarter of 2006.

        Revenue in the U.S. amounted to $8.4 million, compared with $10.8 million a year ago, including approximately $770,000 from the termination of a customer service agreement. Net loss attributable to the company's U.S. operations amounted to $391,000 for the 2007 first quarter, compared with net income of $821,000 last year, that included $770,000 from the termination of a customer service agreement and $175,000 in connection with settlement of a vendor lawsuit.

About SPAR Group

        SPAR Group, Inc., a diversified international marketing services company, provides a broad array of services to help manufacturers and retailers improve their sales, operating efficiency and profits at retail worldwide. Services include in-store merchandising and event staffing, RFID and other technology and research, covering all product classifications and all classes of trade, including mass market, drug store, electronic store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Australia, Latvia and New Zealand. For more information, visit SPAR Group's Web site, www.sparinc.com.

        Certain statements in this news release are forward-looking, including, but not limited to, improving business prospects during the year, customer response to new services and the success of the company's Australian joint venture. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group's annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

# # #
(Tables follow)

SPAR Group, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net Revenues	$ 15,413	$ 15,850
Cost of revenues	10,294	9,854

Gross profit	5,119	5,996
Selling, general and administrative expenses	5,209	5,071
Depreciation and amortization	197	213

Operating (loss) income	(287)	712
Interest expense	89	51
Other expense (income)	21	(178)

(Loss) income before provision for income taxes and minority interest	(397)	839
Provision for income taxes	67	45

(Loss) income before minority interest	(464)	794
Minority interest	45	17

Net (loss) income	$ (509)	$ 777

Basic/diluted net (loss) income per common share:

Net (loss) income - basic/diluted	$ (0.03)	$ 0.04

Weighted average common shares - basic	18,934	18,918

Weighted average common shares - diluted	18,934	19,071

SPAR Group, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2007	March 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 2,132	$ 1,148
Accounts receivable, net	11,500	12,982
Prepaid expenses and other current assets	522	553

Total current assets	14,154	14,683

Property and equipment, net	1,296	901
Goodwill	798	798
Other assets	1,446	1,695

Total assets	$ 17,694	$ 18,077

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,320	$ 2,551
Accrued expenses and other current liabilities	2,828	2,864
Accrued expense due to affiliates	2,521	1,752
Customer deposits	550	560
Lines of credit	3,609	5,318

Total current liabilities	12,828	13,045
Other long-term liabilities	252	6
Minority Interest	542	498

Total liabilities	13,622	13,549

Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares-none	-	-
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares -
18,934,182 - March 31, 2007
18,934,182 - December 31, 2006	189	189
Treasury Stock	(1)	(1)
Additional paid-in capital	11,542	11,484
Accumulated other comprehensive loss	(114)	(109)
Accumulated deficit	(7,544)	(7,035)

Total stockholders' equity	4,072	4,528

Total liabilities and stockholders' equity	$ 17,694	$ 18,077